Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated April 17, 2023 (which includes an explanatory paragraph relating to 10X Capital Venture Acquisition Corp. II’s ability to continue as a going concern), relating to the financial statements of 10X Capital Venture Acquisition Corp. II, which is contained in that Prospectus. We also consent the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

June 30, 2023